                                                                    EXHIBIT 3.01


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                             INSYNC SYSTEMS, INC.
                             --------------------


          The undersigned, STANLEY L. LEOPARD and TERENCE J. GRIFFIN certify that:

          1. They are the Chief Executive Officer and Secretary, respectively, of Insync Systems, Inc., a California corporation (the "Corporation").

          2. The Amended and Restated Articles of Incorporation of this Corporation are amended and restated as follows:

                                   ARTICLE I

          The name of this Corporation is Insync Systems, Inc.

                                  ARTICLE II

          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

          This Corporation is authorized to issue two classes of stock to be designated, respectively, the "Preferred Stock" and the "Common Stock". The total number of shares which this Corporation is authorized to issue is fifty-three million (53,000,000) shares. Fifty million (50,000,000) shares shall be common stock, par value $.01 per share (the "Common Stock"), and three million (3,000,000) shares shall be Preferred Stock, par value $.01 per share (the "Preferred Stock").

                                  ARTICLE IV

          All three million (3,000,000) shares of Preferred Stock are hereby designated as "Series A Preferred Stock" (the "Series A Preferred Stock") with the rights, preferences and privileges specified herein.

          The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

          1.   Dividends.
               ---------

               (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, cash dividends at the annual rate of $0.48 per share, payable if when and as declared by the board of directors. Such dividends shall not be cumulative.

               (b) After dividends on the Series A Preferred Stock shall have been declared and paid or set apart, if the board of directors shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared in equal amounts per share on all shares of Series A Preferred Stock and Common Stock.

          2.   Liquidation Preference.
               ----------------------

               (a) (i) For the purposes of this Section 2(a), the following definitions shall apply:

                         (1)  "Common Share Purchase Price" means $3.00 per
share (subject to adjustment for splits, dividends, combinations, reclassifications, and the like);

                         (2)  "Distributable Assets" means the aggregate dollar
value of all assets available for distribution upon a Liquidation;

                         (3)  "Distributable Assets per Share" means the number
calculated by dividing the Distributable Assets by the Total Shares;

                         (4)  "PCT" means the number calculated by dividing $24
minus Distributable Assets per Share by $8.00;

                         (5)  "Series A Purchase Price" means $8.00 per share
(subject to adjustment for splits, dividends, combinations, reclassifications and the like);

                         (6)  "Total Shares" means the sum of the number of
actually issued and outstanding shares of Common Stock and the number of shares of Common Stock issuable upon the conversion of all actually issued and outstanding shares of preferred stock including all shares of Series A Preferred Stock as of the record date fixed by the Board of Directors in connection with such Liquidation.

                                       2.

               (ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up ("Liquidation") of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, before any payment shall be made in respect of the Corporation's Common Stock, an amount per share equal to all declared and unpaid dividends thereon, if any, to the date fixed for distribution, plus a preference amount determined according to the following table:

          Distributable                  Preference per Share of
          Assets per Share               Series A Preferred Stock
          ----------------               ------------------------

          Less than $16                  Series A Purchase Price

          Greater than or equal
          to $16, but less than
          or equal to $24                PCT x Series A Purchase Price

          Greater than $24               $0

          If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they shall be entitled, all assets of the Corporation available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock.

               (iii) In the event that the quotient obtained by dividing (a) the difference between (1) the Distributable Assets and (2) the aggregate preferential amount, if any, due the holders of Series A Preferred Stock as set forth in Section 2(a)(ii) above (the "Aggregate Series A Preference Amount") by
(b) the number of actually issued and outstanding shares of Common Stock (the "Total Common Shares") is less than or equal to the Common Share Purchase Price, after setting apart or paying in full the preferential amounts, if any, due the holders of Series A Preferred Stock as set forth in Section 2(a)(ii) above, the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed to the holders of Common Stock, each such actually issued and outstanding share of Common Stock entitling the holder thereof to receive an equal portion of such remaining assets.

               (iv) In the event that the quotient obtained by dividing (a) the difference between (1) the Distributable Assets and (2) the Aggregate Series A Preference Amount by (b) the Total Common Shares is greater than the Common Share Purchase Price, after setting apart and paying in full the preferential amounts, if any, due the holders of Series A Preferred Stock as set forth in
Section 2(a)(ii) above the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed to the holders of Series A Preferred Stock and Common Stock, with

                                       3.

the amount of such distribution for each share of Series A Preferred Stock being equal to the amount of such distribution for each share of Common Stock (each such issued and outstanding share of Common Stock entitling the holder thereof to receive an equal portion of such remaining assets) multiplied by the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as of the date fixed for such distribution, subject to completion of the following distributions before such participating distribution:

                    (x) first, each holder of a share of Common Stock shall have received, pursuant to this Section 2(a)(iv), an amount equal to the Common Share Purchase Price before any holder of Series A Preferred Stock shall be entitled to participate in any pro rata distribution pursuant to this Section 2(a)(iv); and

                    (y) second, after such payment has been made pursuant to subparagraph (iv) (x) immediately above, each holder of Series A Preferred Stock shall have received, pursuant to this Section 2(a)(iv), an amount equal to the Common Share Purchase Price before any holder of Common Stock shall be entitled to participate further in any pro rata distribution pursuant to this Section 2(a)(iv).

               (b) A consolidation or merger of this Corporation or an affiliated corporation with or into any other corporation or corporations, a sale of all or substantially all of the assets of this Corporation in one or more related transactions, or the effectuation by this Corporation of a transaction or series of related transactions whereby, in each case, more than 50% of the voting power of this Corporation is disposed of (excluding a reincorporation merger) (collectively, an "Acquisition Transaction") may, upon the election of holders of a majority of the outstanding shares of Series A Preferred Stock in writing to this Corporation, be treated as a Liquidation for purposes of this Section 2.

               (c) In the event this Corporation shall propose to take any action of the type described in subsection (a) or (b) of this Section 2, this Corporation shall, within ten (10) days after the date the board of directors approves such action or twenty (20) days prior to any shareholders' meeting called to approve such action, whichever is earlier, give each holder of shares of the Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of the Series A Preferred Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the notice shall occur, this Corporation shall promptly give written notice to each holder of shares of the Series A Preferred Stock of such material change.

                                       4.

               (d) This Corporation shall not consummate any proposed action of the type described in subsection (a) or (b) of this Section 2 before the expiration of thirty (30) days after the mailing of the initial written notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, however, that any such 30-day or 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock.

               (e) If this Corporation shall propose to take any action of the type described in subsection (a) or (b) of this Section 2 which will involve the distribution of assets or properties other than cash, this Corporation shall promptly engage, at its expense, independent competent appraisers whose findings must be acceptable to the Series A Director Designee (as defined herein) to determine the value of the assets or properties to be distributed to the holders of shares of the Series A Preferred Stock and the Common Stock. This Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to each holder of shares of the Series A Preferred Stock.

          3.   Redemption.
               ----------

               (a)  (i)    Subject to the terms and conditions of this Section
3, to the extent that any outstanding shares of Series A Preferred Stock have not been redeemed and that any outstanding shares of Series A Preferred Stock have not been converted into Common Stock prior to the fifth anniversary of the date on which this Corporation first issues shares of Series A Preferred Stock (the "Original Issue Date"), this Corporation shall, solely at the option of the holders of at least a majority of the shares of Series A Preferred Stock, upon receiving, at any time prior to the fifth anniversary of the Original Issue Date, a written request for the redemption of Series A Preferred Stock signed by holders owning a majority of the then outstanding shares of Series A Preferred Stock, redeem in cash at the Redemption Price (as defined below) on the fifth anniversary of the Original Issue Date a number of shares of Series A Preferred Stock equal to 50% of such shares that are outstanding on such date and on the sixth anniversary of the Original Issue Date the remaining number of shares of Series A Preferred Stock that are outstanding on such date, resulting in the redemption or conversion to Common Stock as provided in Section 5 of all outstanding shares of Series A Preferred Stock.

                    (ii) Upon the receipt of a written redemption request referenced in Section 3(a)(i) above, this Corporation shall give written notice by mail, postage prepaid, to the holders of the Series A Preferred Stock then outstanding to be redeemed that all shares of Series A Preferred Stock will be redeemed on such redemption dates as specified in subsection 3(a) for a cash price equal to $8.00 per share (adjusted for any dividends, subdivisions, combinations or reclassifications and the like with respect to such shares) plus an amount equal to any declared but unpaid dividends on each such share of Series A Preferred Stock (the "Redemption Price"). The notice

                                       5.

shall further call upon each such holder to surrender to this Corporation on or before such redemption date at the place designated in the notice such holder's certificate or certificates representing such holder's pro rata portion of the shares to be redeemed and shall state that, in lieu of redemption, a holder may, prior to either such redemption date, convert its Series A Preferred Stock into Common Stock in accordance with Section 5 below. On or after such redemption date, each holder of shares of Series A Preferred Stock called for redemption shall surrender the certificate evidencing such shares to this Corporation, except that such number of shares shall be reduced by the number of shares which have been converted into Common Stock between the date of the written redemption request and such redemption date, at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.

               (b) From and after the relevant redemption date, unless there shall have been a default in payment of the appropriate redemption price, all rights of the holders with respect to such redeemed shares of Series A Preferred Stock (except the right to receive on the Closing Date the Redemption Price with interest upon surrender of the stock certificates) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

               (c) If the funds of this Corporation legally available for redemption of shares of Series A Preferred Stock on the relevant redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, this Corporation shall use those funds which are legally available to redeem in cash the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which this Corporation has become obligated to redeem on the relevant redemption date but which it has not redeemed.

               (d) Although this Corporation and the holders of the Series A Preferred Stock expect this Corporation will have sufficient funds to effect each such redemption, if this Corporation lacks legally sufficient funds and assets at the time of request to effect the timely redemption of the shares of Series A Preferred Stock that are subject to redemption, then this Corporation shall pay, on each six-month anniversary following the first applicable redemption date and each subsequent six-month anniversary date until the overdue redemption payment is made in full, a dividend on the aggregate overdue redemption payment in an amount equal to the product of the aggregate overdue redemption payment from time to time outstanding during the six months preceding such six-month anniversary and the greater of 12% or 5% over the "reference

                                       6.

rate" of the Bank of America, NT & SA, from time to time in effect ("Prime Rate"), but in no event at a rate higher than that permitted by applicable law.

               (e) On or prior to the first redemption date, this Corporation shall deposit with a bank or trust company in San Francisco, California having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate Redemption Price for all shares of Series A Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the redemption date, the Redemption Price to the holders upon the surrender of their share certificates. From and after the date of such deposit, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall be deemed to be no longer outstanding, all dividends with respect to such shares shall cease to accrue and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided for herein.

          4.   Voting Rights.
               -------------

               (a) For so long as at least 250,000 shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one director. Such director shall be the candidate receiving the highest number of affirmative votes of the outstanding shares of Series A Preferred Stock (the "Series A Director Designee") with votes cast against such candidate and votes withheld having no legal effect. The election of a director by the Series A Preferred Stock shall occur at the annual meeting of holders of capital stock or at any special meeting of holders of Series A Preferred Stock called by holders of a majority of the outstanding shares of Series A Preferred Stock or by the written consent of all such holders. If the person elected by the holders of Series A Preferred Stock should cease to be a director for any reason, the vacancy shall only be filled by the vote or written consent of holders of a majority of the outstanding shares of Series A Preferred Stock. The holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of such series of Series A Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except for the election of directors and those matters required by law to be submitted to a class vote or pursuant to the protective provisions set forth herein. The right of the holders of Series A Preferred Stock to vote, as a separate class, to elect the Series A Director Designee shall expire on the closing date of the Corporation's initial public offering.

                                       7.

               (b) Holders of the outstanding shares of Common Stock shall be entitled to elect the remaining directors of the Corporation.

          5.   Conversion.  The holders of the Series A Preferred Stock shall
               ----------
have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert.
                    ----------------

                    (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $8.00 (subject to adjustment for any splits, dividends, subdivisions, combinations, reclassifications and the like with respect to such shares) (the "Series A Purchase Price") by the Conversion Price at the time in effect for such share. The initial Conversion Price per share shall be the Series A Purchase Price. The Conversion Price shall be subject to the adjustments set forth below.

                    (ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock as determined from time to time, (a) at the then effective Conversion Price immediately upon the closing of an underwritten public offering covering this Corporation's Common Stock at a minimum gross offering price of $9.00 per share (subject to adjustment for any splits, dividends, subdivisions, combinations, reclassifications and the like with respect to such shares) in which this Corporation receives $20,000,000 or more in net proceeds after deduction of expenses relating to such offering; or
(b) upon this Corporation's receipt of the written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock under this Section.

                    (iii) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. Any fractional share of Common Stock (based on the aggregate number of shares of Series A Preferred Stock the holder is converting at the time) shall be redeemed for the then effective Conversion Price payable as promptly as possible whenever funds are legally available therefor.

               (b)  Mechanics of Conversion.  Before any holder of Series A
                    -----------------------
Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or it shall surrender the certificate therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at such office that he elects to convert the same. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he or it shall be entitled as aforesaid. Such

                                       8.

conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

               (c)  Adjustments to Conversion Price.
                    -------------------------------

                  (i)    Adjustments to Conversion Price Upon Certain Public
                         ---------------------------------------------------
Offerings.  In the event of an underwritten public offering covering this
---------
Corporation's Common Stock at a gross offering price to the Corporation of less than $12.00 per share (subject to adjustment for any splits, dividends, subdivisions, combinations, reclassifications and the like with respect to such shares), the Conversion Price shall be adjusted in accordance with the following table (each of which per share price shall be subject to adjustment for any splits, dividends, subdivisions, combinations, reclassifications and the like with respect to such shares):

                                                              EFFECTIVE
PUBLIC OFFERING PRICE PER SHARE ("OFFERING PRICE")        CONVERSION PRICE
--------------------------------------------------        ----------------

     Greater than $11.00 but less
     than $12.00                                         $7.75 (except as set
                                                               in (c)(ii) below)
     Greater than $10.00 but less
     than or equal to $11.00                             $7.10

     Less than or equal to $10.00                        $6.80

                    (ii) Notwithstanding the foregoing, the Conversion Price with respect to an Offering Price greater than $11.00 per share but less than $12.00 per share shall be determined as follows: if such offering with such valuation is consummated within one year from the original issuance of the Series A Preferred Stock, the Conversion Price shall be $7.75 per share. If such offering with such valuation is consummated more than one year from such original issuance date, the Conversion Price shall be $7.60 per share.

                                       9.

                    (iii)  Adjustments for Stock Dividends, Subdivisions,
                           ----------------------------------------------
Combinations or Consolidation of Common Stock.  In the event of a dividend on
---------------------------------------------
shares of Common Stock paid in shares of Common Stock or in the event the outstanding shares of Common stock shall be subdivided (by stock split or otherwise), into a greater number of shares, the Conversion Price then in effect shall, concurrently with the record date of such stock dividend or the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (iv)   Adjustments for Other Distributions.  In the event
                           -----------------------------------
this Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of this Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of this Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

                    (v)    Adjustments for Reorganization, Reclassification,
                           -------------------------------------------------
Exchange and Subdivisions.  If the shares of Common Stock issuable upon
-------------------------
conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the board of directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares

                                      10.

of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

               (d)  No Impairment.  This Corporation will not, by amendment of
                    -------------
its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               (e)  Certificate as to Adjustments.  Upon the occurrence of each
                    -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 5, this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any; of other property which at the time would be received upon the conversion of Series A Preferred Stock.

               (f)  Notices of Record Date.  In the event that this Corporation
                    ----------------------
shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred
Stock:

                                      11.

                           (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                           (2)     in the case of the matters referred to in
     (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of this Corporation.

               (g)  Reservation of Stock Issuable Upon Conversion.  This
                    ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, this Corporation will take such corporate action as may, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (h)  Notices.  Any notices required by the provisions of this
                    -------
Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

          6.   Protective Provisions.  This Corporation will not, without first
               ---------------------
obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the total number of shares of Series A Preferred Stock then outstanding:

               (a) Amend the Amended and Restated Articles of Incorporation (other than to create a class or series of securities junior in preference and priority to the Series A Preferred Stock), or change the rights, preferences or privileges of, or increase the authorized number of shares of, Series A Preferred Stock or amend this Corporation's Bylaws or increase the number of authorized directors on the Board of Directors; or

                                      12.

               (b) Authorize, create or issue shares of any class or series of stock having any rights, preferences or privileges, with respect to liquidation, conversion or redemption, on a parity with any such rights, preferences or privileges of the Series A Preferred Stock; or

               (c) Authorize, create or issue shares of any class or series of stock having any rights, preferences or privileges superior to any such rights, preferences or privileges of the Series A Preferred Stock; or

               (d) Reclassify or recapitalize any outstanding shares of securities of this Corporation into shares having rights, preferences or privileges on a parity with or superior to any such rights, preferences or privileges of Series A Preferred Stock; or

               (e) Offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights (other than the issuance of securities junior in preference and priority to the Series A Preferred Stock); or

               (f) Agree to merge or consolidate this Corporation with or into any other corporation, or sell, transfer, or lease all or substantially all of the assets of this Corporation or liquidate, dissolve or wind-up this Corporation; or

               (g) Declare a dividend or repurchase or redeem any shares of capital stock, except upon a redemption of shares of Series A Preferred Stock pursuant to Section 3 of these Articles or a repurchase at cost pursuant to
Section 7(i) of these Articles or the repurchase of up to 2,375,000 shares of Common Stock at a price not greater than $8.00 per share in accordance with the Series A Preferred Stock and Warrant Purchase Agreement dated as of the original issue date of the Series A Preferred Stock.

          7.   Approval of Certain Repurchases of Common Stock. Each holder of
               -----------------------------------------------
an outstanding share of Series A Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation law, to distributions made by this Corporation in connection with
(i) any repurchases of shares of Common Stock at cost issued to or held by service providers upon termination of their services pursuant to pre-existing agreements providing for the right of repurchase between this Corporation and such person or (ii) the repurchase of up to 2,375,000 shares of Common Stock at a price not greater than $8.00 per share in accordance with the Series A Preferred Stock and Warrant Purchase Agreement dated as of the original issue date of the Series A Preferred Stock.

          8.   No Reissuance of Series A Preferred Stock.  No share or shares of
               -----------------------------------------
Series A Preferred Stock acquired by this Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be

                                      13.

cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue, provided this Corporation complies with the terms of these Articles of Incorporation.

                                   ARTICLE V

          The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

          3. The foregoing amendment has been approved by the board of directors of said Corporation.

          4. The foregoing amendment was approved by the holders of the requisite number of shares of said Corporation in accordance with Sections 902 and 903 of the California Corporations Code; the total number of outstanding shares of the existing sole class entitled to vote with respect to the foregoing amendment was 9,984,178 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock. There were no shares of Preferred Stock outstanding.

                                      14.

          IN WITNESS WHEREOF, the undersigned have executed this certificate on January __, 1996.


                                  _____________________________________________
                                  Stanley L. Leopard, Chief Executive Officer


                                  _____________________________________________
                                  Terence J. Griffin, Secretary

     The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

          Executed at Milpitas, California, on January____,1996.



                                  _____________________________________________
                                  Stanley L. Leopard, Chief Executive Officer


                                  _____________________________________________
                                  Terence J. Griffin, Secretary

                                      15.